Exhibit 99.1

RADVIEW SOFTWARE SECURES
$2 MILLION REVOLVING LINE OF CREDIT FACILITY

BURLINGTON, MA – June 1, 2005 – RadView™ Software Ltd. (OTCBB: RDVWF), a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications, today announced that it has, through RadView Software Inc., its wholly-owned U.S. subsidiary, obtained a one-year revolving line of credit facility with Comerica Bank for borrowings of up to $2.0 million.

“We are pleased to have secured this financing arrangement, and look forward to a productive banking relationship with Comerica Bank,” said Christopher Dineen, Chief Financial Officer of RadView.  “The completion of this financing marks the achievement of another important milestone for RadView, and provides us with additional liquidity as we continue to implement our 2005 operating plan.”

Advances under the facility are limited to the lesser of $2.0 million or the sum of 75% of eligible accounts receivable plus $1.0 million.  The Company and RadView Software Inc. are required to maintain compliance with financial covenants, including a minimum cash balance requirement and specified net income (loss) levels based on the Company’s operating budget.  In connection with the facility, the Company issued to the bank a warrant to purchase 352,941 of the Company’s ordinary shares at an exercise price of $0.17 per share.

About RadView Software Ltd.

RadView(TM) Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,550 customers worldwide from major industries such as financial services, retail, manufacturing, and telecommunications, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices are located in Burlington, MA.  For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws.  Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission.  RadView assumes no obligation to update the information in this release.  RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd.  Other names may be trademarks of their respective owners.

Media Contact:

Beth Clark

RadView Software

781-238-1133

bclark@radview.com